Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
                                                                    July 1, 1997

MEDIA
CONTACT:          Ruth Weber Kelley
                  (612) 372-5628

INVESTOR
CONTACT:          Karin E. Glasgow
                  (612) 342-3979



              RELIASTAR COMPLETES SECURITY-CONNECTICUT ACQUISITION


     MINNEAPOLIS -- ReliaStar Financial Corp. (NYSE: RLR) announced today that it has completed the legal closing of the merger of Security-Connecticut Corp. (NYSE: SRC) into ReliaStar.

     ReliaStar and Security-Connecticut announced last week that Security-Connecticut shareholders had voted in favor of the merger at a special shareholder meeting held on June 24. The shareholder vote, in addition to approval from the New York state insurance department, represented the last in a series of approvals required to finalize the transaction.

     In  February,   ReliaStar  and  Security-Connecticut   announced  that  the
companies had signed a definitive agreement to merge Security-Connecticut into ReliaStar in a stock-for-stock transaction.

     According to the terms of the merger agreement, Security-Connecticut shareholders will receive .7367 of a share of ReliaStar common stock per share of Security-Connecticut common stock outstanding. Security-Connecticut shareholders will be sent information this week regarding the procedures for exchanging their shares.

                                     -more-

RELIASTAR COMPLETES ACQUISITION                                            2-2-2

     Last week, the Security-Connecticut board of directors also announced that it, with ReliaStar's consent, declared a special dividend of $0.67 per outstanding share of Security-Connecticut common stock. The special dividend is payable July 10, 1997, to Security-Connecticut shareholders of record on July 1.

     "This merger represents tremendous growth opportunities for both ReliaStar and Security-Connecticut," said John G. Turner, ReliaStar chairman and chief executive officer. "Each organization has products that are attractive to the other's distribution channels, and, as ReliaStar increases its scope as a broad financial services company, we now have additional access to customers through Security-Connecticut's top-notch network of life insurance brokerage general agencies."

     "We're very fortunate to have found an organization that offers such an outstanding strategic fit with Security-Connecticut," said Ronald D. Jarvis, president and chief executive officer of Security-Connecticut Life and Lincoln Security Life, the two life insurance companies that made up Security-Connecticut Corp. "The benefits that will accrue to Security-Connecticut through this partnership -- including broader product offerings, anticipated claims-paying ratings upgrades over time and increased operating efficiency -- will enable us to provide significant value to our distributors and customers."

     On a pro forma basis as of March 31, 1997, the combined company has:

     Assets under management of $20.8 billion, compared with $19.0 billion for ReliaStar alone; $250 billion of life insurance in force, compared with $198.3 billion for ReliaStar alone.

                                     -more-


RELIASTAR COMPLETES ACQUISITION                                            3-3-3

     ReliaStar Financial Corp. is a Minneapolis-based holding company dedicated to forming lifetime partnerships with its customers. It provides individuals and institutions with life insurance and annuities, employee benefits, reinsurance, retirement plans, mutual funds, residential mortgages and personal finance education. The company, which was founded in 1885, is the twelfth largest publicly held life insurance holding company in the United States.

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